Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective February 5, 2014 (the “Effective Date”), by and between Derek Chalmers (“Executive”) and Cara Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue for four years after the Effective Date, unless terminated prior thereto by either the Company or the Executive as provided in Section 6. If either the Company or the Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof, as hereinafter provided, or if either the Company or the Executive wishes to renew this Agreement on different terms than those contained herein, it or Executive shall give written notice in accordance with Section 7.1 below of such intent to the other party at least ninety (90) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the “Term” of this Agreement shall refer both to the initial term and any successive term as the context requires.

1.2 Position. Subject to the terms set forth herein, the Company agrees to employ Executive initially in the position of President and Chief Executive Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

1.3 Duties. Executive will report to the Board of Directors of the Company (the “Board”) performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time by the Board, subject to the oversight and direction of the Board. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in Shelton, Connecticut. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $440,000, subject to review and adjustment from time to time by the Board in its sole discretion and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2 Bonus.

(a) During Employment. Executive shall be eligible to earn an annual cash bonus pursuant to the Company’s annual performance bonus plan, with the initial target amount of such bonus equal to fifty percent (50%) of Executive’s average Base Salary during the then current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the Board in its sole discretion, payable subject to standard federal and state payroll withholding requirements. Whether or not Executive is eligible for any Target Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Company, and (b) Executive’s continuous performance of services to the Company through the date any bonus is paid. In all events, any bonus awarded pursuant to this Section 2.2 will be paid on or before March 15 of the year following the year for which is awarded.

(b) Upon Termination. In the event Executive leaves the employ of the Company for any reason prior to payment of any bonus, Executive is not eligible for such bonus, prorated or otherwise.

2.3 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

2.4 Stock Option. Executive shall be eligible to participate in the Company’s stock option plans that are in place from time to time as determined by the Company. Any options awarded under such plans shall be governed by the terms and conditions set forth in those plans, and in any applicable stock option agreement and grant document.

3. PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. The parties hereto have entered into a Employee Non-Solicitation and Non-Competition Agreement (the “Non-Competition Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Non-Competition

Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement. The Non-Competition Agreement is attached hereto as Exhibit A. Executive also agrees to continue to abide by his At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company (the “Confidential Information Agreement”). Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s Confidential Information Agreement, this Agreement shall control.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company’s Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that either Executive or the Company may terminate the employment relationship and the Term at any time for any reason by giving notice as described in Sections 6.8 and 7.1. The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not restrict the right of either party to terminate the employment relationship and the Term.

6.1 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 6.8 of this Agreement. A termination pursuant to Section 6.7 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b) In the event Executive’s employment is terminated without Cause (other than for in connection with a Change in Control Termination as defined below), then provided that Executive executes a general release in favor of the Company, in a form attached as Exhibit B (the “Release”), and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then the Company shall pay to Executive (i) an amount equal to Executive’s then current Base Salary for a period of twelve (12) months from the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates; (ii) an amount equal to the Target Bonus or pro-rated portion of the Target Bonus that Executive was eligible to receive at the time of the termination without Cause (if any), payable in a lump sum on the date Target Bonuses are normally paid to other executives at the Company, but in no event later than March 15 of the year following the year for which the Target Bonus is paid; and (iii) the Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, during the Severance Period; provided, however, that (a) Executive and his eligible dependents timely elect COBRA continuation coverage; (b) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Cause; and (c) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive. To receive the payments under (i), (ii), and (ii) above, Executive’s termination must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within sixty (60) days of Executive’s termination. Such payments shall not be paid prior to the sixtieth (60th) day following Executive’s termination, rather, subject to the aforementioned conditions, on the sixtieth (60th) day following Executive’s termination, the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

(c) Executive shall not receive any of the benefits pursuant to Section 6.1(b) unless he executes the Release within the consideration period specified therein, which shall in no event be more than 60 days, and until the Release becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive benefits pursuant to Section 6.1(b) is further conditioned upon him: returning all Company property; complying with his post-termination obligations under this Agreement, the Non-Competition Agreement, and the Confidential Information Agreement; and complying with the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

(d) In the event Executive’s employment is terminated at any time without Cause, in addition to the severance benefits in Section 6.1(b), the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, in accordance with the Company’s standard payroll policies, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

(e) The damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Termination by the Company for Cause.

(a) Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Sections 6.8 and 7.1 of this Agreement.

(b) “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any one or more of the following: (i) Executive’s commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral, or disreputable conduct that causes material harm to the Company; (iii) Executive’s violation of Company policy that causes material harm to the Company; (iv) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured for thirty (30) days after notice; or (v) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive severance payments in Sections 6.1(b) and 6.5(a), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

(d) Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination for Cause.

6.3 Resignation by Executive.

(a) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Sections 6.8 and 7.1.

(b) In the event Executive resigns from Executive’s employment with the Company, Executive will not receive severance payments under Sections 6.1(b), 6.4(c), 6.5(a) or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

6.4 Resignation by Executive for Good Reason.

(a) Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below) within ten

(10) days after the occurrence of one of the events specified in Section 6.4(b) below, by giving notice as described in Section 6.8 of this Agreement that Executive intends to terminate his employment for Good Reason on the thirtieth (30) day following the Company’s receipt of Executive’s notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period.

(b) “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior written consent: (i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s then current position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; or (ii) a reduction by the Company in Executive’s annual base salary by greater than thirty percent (30%), except to the extent the base salaries of other similarly situated employees of the Company are accordingly reduced; or (iii) any request by the Company that Executive relocate to a new principal base of operations that would increase Executive’s one-way commute distance by more than one hundred (100) miles from his then-principal base of operations, unless Executive accepts such relocation opportunity. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c) In the event Executive resigns from Executive’s employment for Good Reason, and subject to Section 6.4(d), Executive shall be eligible for the same payments and benefits as Executive would receive under Section 6.1 and on the same conditions and pursuant to the same terms as if Executive had been terminated by the Company without Cause, provided that Executive executes a Release of claims in favor of the Company as defined in Section 6.1(b).

(d) Executive shall not receive any of the benefits pursuant to Section 6.4(c) unless he executes the Release within the consideration period specified therein, which shall in no event be more than 60 days, and until the Release becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive benefits pursuant to Section 6.4(c) is further conditioned upon him: returning all Company property; complying with his post-termination obligations under this Agreement and any other agreements between Executive and the Company, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(e) Vesting of any unvested stock options and/or other equity securities shall cease on the date of resignation for Good Reason.

6.5 Change in Control.

(a) In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment for a termination without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with the Release required by Section 6.1(b) above, Executive shall be eligible to receive the following Change in Control severance benefits: (i) an amount equal to Executive’s then current Base Salary for a period of twelve (12) months from the Release Date (such applicable period is referred to as the “Change in Control Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates; (ii) an amount equal to the Target Bonus or pro-rated portion of the Target Bonus that Executive was eligible to receive at the time of the termination without Cause (if any), payable in a lump sum on the date Target Bonuses are normally paid to other executives at the Company, but in no event later than March 15 of the year following the year for which the Target Bonus is paid; and (iii) the Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, during the Change in Control Severance Period; provided, however, that (a) Executive and his eligible dependents timely elect COBRA continuation coverage; (b) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Cause; and (c) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive. To receive the payments under (i), (ii), and (ii) above, Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within sixty (60) days of Executive’s termination or resignation. Such payments shall not be paid prior to the sixtieth (60th) day following Executive’s termination, rather, subject to the aforementioned conditions, on the sixtieth (60th) day following Executive’s termination or resignation, the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

(b) Executive shall not receive any of the benefits pursuant to 6.5(a) unless (i) he executes the Release within the consideration period specified therein, which shall in no event be more than sixty (60) days, and until the Release becomes effective and can no longer be revoked by Executive under its terms; and (ii) Executive’s Change in Control Termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). Executive’s ability to receive benefits pursuant to Section 6.5(a) is further conditioned upon him: returning all Company property; complying with his post-termination obligations under this Agreement and the Compliance Agreement, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(c) Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, upon a Change in Control Termination, Executive shall receive accelerated vesting of all then unvested shares of the Company’s Common Stock that Executive then may have, if any.

(d) For the purposes of this Agreement, “Change in Control” will have the same meaning and effect as “Change in Control” is defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

6.6 Expiration of Agreement. For avoidance of doubt, mere expiration pursuant to Section 1.1 of this Agreement, or at the end of any renewal Term, does not confer upon Executive any eligibility for severance benefits as described in this Section 6. Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of expiration and Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

6.7 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all legally required compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for ninety (90) calendar days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.8 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause (except for a termination for “Cause” under Section 6.2(b)(iv)), unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) thirty (30) days after the Company gives notice to Executive of Executive’s termination for Cause under Section 6.2(b)(iv) and Executive fails to cure such breach;

(iii) immediately upon Executive’s death;

(iv) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(v) thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date; and provided further that, if the resignation is for Good Reason, the Company has not cured the reason for such Good Reason resignation. Executive will receive compensation through any required notice period.

(b) In the event notice of a termination under subsections (a)(i), (iv), and (v) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below.

6.9 Cooperation With Company. During the Term of this Agreement and following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

6.10 Application of Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

6.11 Parachute Taxes.

(a) If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation” within the meaning of Section 409A of the Code. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b) The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company, “Attention Chairman of the Board,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Non-Competition Agreement, a separate Confidential Information Agreement, and have or may enter into separate agreements related to stock awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Connecticut, without giving effect to choice of law principles.

7.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be in Fairfield County, Connecticut. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the day and year first written above.

CARA THERAPEUTICS, INC.		EXECUTIVE:

	/s/ Martin Vogelbaum		/s/ Derek Chalmers
	(Signature)		(Signature)

By:	Martin Vogelbaum	By:	Derek Chalmers

Title:	Director

Exhibit A

EMPLOYEE NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

CARA THERAPEUTICS, INC.

EMPLOYEE

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by CARA THERAPEUTICS, INC. its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Employee Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

2. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, and for any extension of such period pursuant to Section 7.3, if applicable, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

2.1 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

2.2 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

2.3 solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

2.4 solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 3 below) for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to either the date on which any of the actions specified in this Section 2 occurs (if I am still employed by the Company) or the one (1) year prior to the date my employment with the Company ends if I am no longer employed, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly during my employment by the Company or about which I acquired Proprietary Information (as defined in Section 3(b)); (ii) had business with the Company that I managed; (iii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iv) was solicited by the Company in an effort in which I was involved or of which I was or should have been aware.

3. NON-COMPETE PROVISION. I acknowledge that, in the course of my employment with the Company (and any predecessor thereof), I have and will become familiar with the trade secrets, business plans and business strategies and with other Proprietary Information concerning the Company and that my services shall be of special, unique and extraordinary value to the Company. Therefore, I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 7.3, if applicable), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the United States, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the United States.

(a) The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that directly competes with a product, service, or process of the Company with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information during my employment by the Company. Where Conflicting Services is part of a larger business involving both Conflicting Services and non-Conflicting Services, the restrictions in this Section 3 shall apply only

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to that part of the business that involves the management, sales, marketing, production, research or development of Conflicting Services.

(b) The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, which has economic value as a result of its remaining confidential, whether having existed, now existing, or to be developed during my employment, including information developed by me. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding Customers and Potential Customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers and Potential Customers of the Company and other non-public information relating to Customers and Potential Customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.

4. REASONABLENESS OF RESTRICTIONS.

4.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

4.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

4.3 If the court declines to enforce this Agreement in the manner provided in subsection 4.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

5. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

7. LEGAL AND EQUITABLE REMEDIES.

7.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

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7.2 I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.

7.3 In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 2 and 3 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Connecticut as such laws are applied to agreements entered into and to be performed entirely within the State of Connecticut between Connecticut residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of Connecticut for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

10.3 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

10.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

10.6 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, including Sections 4, 5, 6, and 7 of my At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidential Information Agreement”). Except for Sections 4, 5, 6 and 7 of the Confidential Information Agreement, all other provisions of the Confidential Information Agreement will remain in full force and effect. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. I acknowledge that the Company and I have entered into a separate Employment Agreement and, a separate Confidential Information Agreement. Except for Sections 4, 5, 6, and 7 in the Confidential Information Agreement that are superseded as noted above, these

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separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of my employment and may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

This Agreement will be effective as of February 5, 2014.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

/s/ Derek Chalmers
Derek Chalmers (Signature)

Derek Chalmers
Derek Chalmers (Printed Name)

ACCEPTED AND AGREED TO:

CARA THERAPEUTICS, INC.

By:	/s/ Martin Vogelbaum
	Name:	Martin Vogelbaum
	Title:	Director

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Exhibit B

Release Agreement

This Release Agreement (“Release”) is made by and between Cara Therapeutics, Inc. (the “Company”) and Derek Chalmers (“you”). You and the Company entered into an Employment Agreement dated                      (the “Employment Agreement”). You and the Company hereby further agree as follows:

1. A blank copy of this Release was attached to the Employment Agreement as Exhibit B.

2. Severance Payments. In connection with your separation from the Company, you are eligible for certain severance payments under Section 6 of the Employment Agreement for a [termination without Cause, resignation for Good Reason, or Change in Control Termination]. In consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits, in accordance with Section 6 of the Employment Agreement, to you as follows: [described benefits and payment schedule].

3. Release by You. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

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•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Genetic Information Non-Discrimination Act; the Connecticut Fair Employment Practices Act; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days [in the event of a group release 21 days becomes 45 days] to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4. Return of Company Property. Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all

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copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Receipt of the Severance described in paragraph 2 of this Release expressly conditioned upon return of all such Company Property.

5. Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law.

6. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Non-Solicitation and Non-Competition Agreement (“Non-Competition Agreement”) and your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

7. Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

8. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9. Breach. You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

10. Miscellaneous. This Release, together with your Non-Competition Agreement and your Confidential Information Agreement, constitute the complete, final and exclusive

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embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut as applied to contracts made and performed entirely within the State of Connecticut.

CARA THERAPEUTICS, INC.

By:
	[Name and Title]	Date

EXECUTIVE

	Derek Chalmers	Date

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